Exhibit 99.2

General Purpose Acquisition Corp. Announces Completion of $230,000,000 Initial Public Offering

Millbrook, NY, December 4, 2025 (ACCESS NEWSWIRE) – General Purpose Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, including 3,000,000 units sold pursuant to the full exercise of the underwriters’ over-allotment option, at a price of $10.00 per unit. Each unit consists of one Class A ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. The units are listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “GPACU” as of December 3, 2025. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “GPAC” and “GPACW,” respectively.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer, Peter Georgiopoulos, President and Director, Leonard Vrondissis and Chief Financial Officer, Stewart Crawford.

Jefferies acted as the sole book-running manager. Ladenburg Thalman and Northland Capital Markets acted as co-managers.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 2, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Stewart Crawford
+1 845 677 4650
info@generalacquisition.com